CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The General Partner and Unitholders
AllianceBernstein L.P.
AllianceBernstein Holding L.P.


We consent to the use in the Statements of Additional Information constituting part of this Post-Effective Amendment No. 20 to AXA Equitable Life Insurance Company's Registration Statement File No. 333-60730 on Form N-4 of our reports dated February 24, 2006, with respect to the consolidated statements of financial condition of AllianceBernstein L.P. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, and the statements of financial condition of AllianceBernstein Holding L.P. as of December 31, 2005 and 2004, and the related statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, and the related AllianceBernstein L.P. and AllianceBernstein Holding L.P. reports on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005. We also consent to the incorporation by reference in the Prospectuses and Supplement of our reports dated February 24, 2006 appearing in AXA Equitable Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2005 and to the reference of our firm under the heading "Incorporation of certain documents by reference" in the Prospectuses and Supplement and as experts under the heading "Custodian and Independent Registered Public Accounting Firm" in the Statements of Additional Information.


/s/ KPMG LLP
New York, New York
April 19, 2006